James E. Slayton, CPA
2858 West Market Street
Suite C
Fairlawn, Ohio 44333
1-330-864-3553
                                                       March 6, 2000
Securities and Exchange Commission
Washington, D.C. 20549

Dir madam/sir,

I have been notified that I have been replace as the accountant for Amrite Builders, Inc. (the Company). I previously reported on the Company's financial statements for the period ending August 23, 1999. The letter terminating my appointment was dated February 8, 2000.

The audit report dated August 23, 1999, was unqualified except for an explanatory paragraph disclosing a going concern problem.

I have read the Company's statements contained in Form 8-K and agree with them except that I am not in a position to agree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that G. Brad Beckstead, CPA was not engaged regarding any matter requiring disclosure under Regulation S-K, Item
304 (a)(2).

Sincerely,

/S/James E. Slayton, CPA